Exhibit 11.1


                                           GREAT WESTERN FINANCIAL CORPORATION

                           Computation of Net Income Per Common Share
                                              Primary and Fully Diluted

<caption

                                                                 Three Months Ended       Nine Months Ended
                                                                    September 30             September 30
                                                                 ------------------      --------------------
(Dollars in thousands)                                              1994       1993          1994        1993
                                                                    ----       ----          ----        ----

Net income (loss)                                                $57,231   $(17,533)     $162,560    $ 80,269
Preferred stock dividends - convertible
  and nonconvertible                                              (6,254)    (6,253)      (18,761)    (18,761)
                                                                 -------   --------      --------    --------
Net income (loss) for computing earnings per
  Common share - primary                                          50,977    (23,786)      143,799      61,508
Preferred stock dividends - convertible                            2,830      2,830         8,490       8,490
                                                                 -------   --------      --------    --------
Net income (loss) for computing earnings per
  Common share - fully diluted                                   $53,807   $(20,956)     $152,289    $ 69,998
                                                                 =======   ========      ========    ========


                                             Computation of Average Number of
                Common Shares Outstanding on Primary and Fully Diluted Basis
                               (In thousands, except per share amounts)


                                                                 Three Months Ended      Nine Months Ended
                                                                    September 30            September 30
                                                                 ------------------      ------------------
                                                                    1994       1993         1994       1993
                                                                    ----       ----         ----       ----
Average number of Common shares outstanding
  during each period - without dilution                          133,420    131,624      133,088    131,321
Common share equivalents outstanding at
  the end of each period                                             881        479          590        397
                                                                 -------    -------      -------    -------
Average number of Common shares and Common
  share equivalents outstanding during each
  period on a primary basis                                      134,301    132,103      133,678    131,718
Common share equivalents outstanding at
  the end of each period on a fully
  diluted basis                                                        -        462          201        543
Addition from assumed conversion as of the
  beginning of each period of the convertible
  preferred stock outstanding at the end of
  each period                                                      6,342      6,342        6,342      6,342
                                                                 -------    -------      -------    -------
Average number of Common shares outstanding
  during each period on a fully diluted basis                    140,643    138,907      140,221    138,603
                                                                 =======    =======      =======    =======
Net income (loss) per Common share
  Primary                                                           $.38      $(.18)       $1.08       $.47
  Fully diluted                                                      .38       (.18)        1.08        .47

